Exhibit 10.1
AMENDMENT NO. 2 TO
EMPLOYMENT AGREEMENT

This Amendment No. 2 (the “Amendment”) is effective as of October 1, 2004 by and between Katy Industries, Inc., a Delaware corporation (“Katy”), and C. Michael Jacobi (the “Executive”). Reference is made to the Employment Agreement (the “Employment Agreement”) by and between Katy and the Executive dated June 28, 2001. All terms defined in the Employment Agreement and not otherwise defined herein are used herein with the meanings so defined.

WITNESSETH

WHEREAS, Katy and the Executive wish to make certain amendments to the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. AMENDMENT TO EMPLOYMENT AGREEMENT

1.1    Amendment to Section 5(a). Section 5(a) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(a)    Termination other than for Cause or for Good Reason. If Executive’s employment is terminated by Katy other than for Cause or by Executive for Good Reason, Katy will pay Executive’s base salary for (i) one year, if such termination occurs other than as a result of a Change in Control, or (ii) two years, if such termination is a result of or within the six month period following a Change in Control.

For purposes of this section:

“Change in Control” shall mean (i) a sale of 100% of Katy’s outstanding capital stock, (ii) a sale of all or substantially all of Katy’s operating subsidiaries or assets or (iii) a transaction or transactions in which any third party acquires Katy stock in an amount greater than that held by Kohlberg & Co., L.L.C. (“Kohlberg”) and in which Kohlberg relinquishes control of the Board; and

“Cause” shall mean (i) Executive’s willful and repeated failure to comply with the reasonable and lawful directives of the Board; (ii) any criminal act or act of dishonesty, disloyalty, negligence, misconduct or moral turpitude by Executive that is materially injurious to the property, operations, business or reputation of Katy or any Subsidiary, or (iii) Executive’s material breach of any confidentiality or non-compete obligation, with Katy or any Subsidiary. A termination for “Cause” shall be determined by the Board.

“Good Reason” shall mean the relocation of Katy’s headquarters to a location more than fifty (50) miles from Middlebury, Connecticut.”

SECTION 2. MISCELLANEOUS

2.1    Continuing Effect. Except as expressly amended hereby, all of the terms and provisions of the Employment Agreement are and shall remain in full force and effect.

2.2    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

2.3    Governing Law. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

KATY INDUSTRIES, INC.

Katy:	By:
Name:
Title:

Executive:
C. Michael Jacobi